State of Delaware
Secretary of State
Division of Corporations
Delivered 10:36 AM 01/26/2024
FILED 10:36 AM 01/26/2024
SR 20240252013 - File Number 4154027

CERTIFICATE OF AMENDMENT TO CERTIFICATE OF INCORPORATION OF HUMBL, INC.

HUMBL, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

1. The name of the corporation is HUMBL, Inc. The date of the filing of its original Certificate of Incorporation (the "Certificate of Incorporation") with the Secretary of State of the State of Delaware was November 23, 2020.

2. This Certificate of Amendment to Certificate of Incorporation (this "Certificate of Amendment") amends of the Certificate of Incorporation of the Corporation (the "Certificate") to increase the number of authorized shares of Common Stock from 12,500,000,000 to 22,500,000,000.

3. The number "12,500,000,000" in the first sentence of Paragraph FOURTH of the Certificate is hereby amended to read "22,500,000,000".

4. The remaining provisions of the Certificate not affected by the aforementioned amendment shall remain in full force and shall not be affected by this Certificate of Amendment.

5. This Certificate of Amendment was duly adopted by the Board of Directors of the Corporation on December 5, 2023 and by the stockholders of the corporation on December 5, 2023 in accordance with the applicable provisions of Sections 141, 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer this 26th day of January, 2024.

HUMBL, Inc.

By:/s/ Brian Foote
Brian Foote, CEO